Exhibit 99.1

NEWS RELEASE
Contact: Bob Butter, Corporate Communications / Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com
TOLLGRADE REPORTS FOURTH QUARTER 2007 RESULTS
Company Initiates Strategy and Realigns Resources for Growth Opportunities
PITTSBURGH, PA, January 30, 2008 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenues of $18.8 million and a loss per share of ($2.14) for the fourth quarter ended December 31, 2007. These fourth quarter results include the impact of non-cash charges for impairment of intangible assets and goodwill, the establishment of a valuation allowance against certain tax assets not expected to be realized in the future, as well as restructuring, severance and stock-based compensation expenses. In comparison, for the fourth quarter of 2006, revenues were $16.6 million with earnings per share of $0.12.
On a non-GAAP basis, excluding the special charges and expenses described above, earnings per share for the fourth quarter of 2007 were $0.02, compared to $0.15 in the prior year fourth quarter.
For the year ended December 31, 2007, revenues were $66.6 million and loss per share was ($1.98) compared with revenues of $65.4 million and a per share loss of $(0.14) for the prior year period.
On a non-GAAP basis, earnings per share for the year ended December 31, 2007 were $0.25, compared to $0.16 for the prior year.
Strategic Initiatives
“Going forward, our strategy is to focus on our core test and measurement competencies and to realign our resources around growth opportunities in current, adjacent and new markets,” said Joseph Ferrara, Tollgrade’s new President and CEO. “Implementing this strategy will enable us to better respond to new organic and acquisition opportunities,” added Ferrara.
In the first quarter, 2008, the company has begun to implement initiatives as part of this strategic plan aimed at increasing efficiency and reducing costs. These initiatives are expected to generate approximately $3.7 million of cost savings annually and will include the following:
•	Realign existing resources to new projects;

•	Reductions to the company’s engineering staff for better alignment of resources with opportunities;

•	Changes in field service and sales staffing to reflect continuing consolidations among our customer base and full integration of prior acquisitions; and

•	Reduction in the number of senior management positions as a result of integrating talent from acquisitions along with a review of the management structure.
The company will eliminate approximately 30 positions and an additional 15 positions are being reassigned to new projects. As a result of these measures, the company expects to record a non-recurring cash charge of approximately $1.0 million in the first quarter of 2008 for severance and related benefits, the majority of which is expected to be paid in the first quarter of 2008.
“We recognize that we are in the midst of great change in our market segment and business. As a consequence, we are experiencing a period of adjustment from both a financial and strategic standpoint,” said Ferrara. “This inflection point in our business requires that we adjust our investments and cost structure to support its evolution. Our objective is to create a healthier, growing Tollgrade by building on our core test and measurement competency,” added Ferrara.
Fourth Quarter 2007 Revenue Results
Sales of Tollgrade’s system test products were $6.3 million in the fourth quarter of 2007, compared to $8.2 million in the same period of 2006. These results include revenues from DigiTest®, LDU™ and N(x) Test™ products. These revenues decreased between periods as a result of significant project related product shipments in 2006 for a project completed in 2006 which did not recur in the 2007 period.
Overall sales of cable hardware and software products increased to $3.2 million in the fourth quarter of 2007 compared to $3.0 million in the fourth quarter of the prior year. Shipments of DOCSIS transponders and related software increased in the fourth quarter of 2007 as certain customers further transitioned to this technology, while shipments of legacy transponders declined between periods.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $2.8 million in the fourth quarter of 2007, compared to $2.1 million in the corresponding prior year quarter. Demand for this product continues to be driven by emphasis on DSL rollouts at remote terminal sites by certain RBOC customers. Sales of MCUs to RBOCs outpaced prior year levels, while sales to OEM customers declined between periods.
Sales of LoopCare software products, separate from and unrelated to the company’s DigiTest system products, were $0.3 million in the fourth quarter of 2007, compared to sales of less than $0.1 million in the fourth quarter of 2006. Service providers continue to limit spending in this area which has constrained purchases and substantially lengthened selling cycles. Overall LoopCare software license fees and services revenues, including the separate software products previously discussed, were $2.5 million in the fourth quarter of 2007 compared to $2.2 million in the fourth quarter of 2006.
Fourth quarter 2007 sales from Services, which includes installation oversight and project management services and software maintenance fees, increased to $6.2 million compared to $3.3 million in the fourth quarter 2006, largely due to the inclusion of international service revenues related to the Broadband Test Division (“BTD”) acquisition on August 1, 2007.
Fourth Quarter 2007 Financial and Operating Data
Gross profit for the fourth quarter of 2007 was $6.9 million, which includes a non-cash charge of $2.3 million associated with the impairment of certain intangible assets, compared to $9.1 million in the fourth quarter of 2006. Exclusive of the intangible asset impairment charge, gross profit on a non-GAAP basis was $9.2 million for the fourth quarter of 2007. As a percentage of sales, gross profit for the fourth quarter of 2007 was 37.2% on a GAAP basis and 49.3% on a non-GAAP basis. For the fourth quarter of 2006, gross profit as a percentage of sales was 54.7%. The decrease in non-GAAP gross profit as a percentage of sales between years is due primarily to a less favorable product mix and higher amortization associated with the BTD intangible assets.
The company’s operating expenses were $35.5 million for the fourth quarter of 2007, compared to $7.6 million in the prior year quarter. Excluding restructuring, severance and goodwill impairment charges, as applicable, for both periods, operating expenses on a non-GAAP basis were $9.5 million and $7.2 million in the fourth quarter of 2007 and 2006, respectively. The increase on a non-GAAP basis is primarily due to additional operating costs associated with the BTD acquisition. These costs include approximately $0.8 million of expenses for related consultants and transition services which are considered non-recurring.
Selling and marketing expenses in the fourth quarter of 2007 were $2.9 million compared to $2.5 million in the same period of 2006. The increase is primarily associated with additional costs related to the BTD acquisition.
General and administrative expenses were $2.7 million for the fourth quarter 2007 compared to $2.0 million in the fourth quarter of 2006. The increase is related to transitional service costs and professional fees associated with the BTD acquisition, as well as other incremental recruiting and consultation costs.
Research and development costs were $3.9 million for the fourth quarter 2007 compared to $2.8 million in the fourth quarter 2006. The increase is largely due to additional engineering costs related to the BTD acquisition.
In accordance with current accounting standards, the company tested its goodwill for impairment at December 31, 2007. In this evaluation, the company considered its publicly traded share price as an indication of fair market value. As a result of share price declines in the fourth quarter of 2007, as well as other factors, the company determined it was necessary to record a non-cash charge for the entire value of its goodwill at December 31, 2007.
The provision for income taxes reflects the establishment of a valuation allowance in the fourth quarter of 2007 of approximately $9.5 million to reduce certain tax assets to their estimated net realizable value at December 31, 2007.
The Company generated $5.9 million and $10.4 million of cash from operating activities for the fourth quarter and year ended December 31, 2007, respectively. Cash provided by operating activities in 2007 largely offset the cash outlay for the BTD acquisition.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $19.2 million at December 31, 2007, compared to a backlog of $10.0 million at December 31, 2006. The current order backlog includes approximately $12.2 million of the newly acquired BTD products and services. Further, the backlog at December 31, 2007 and December 31, 2006 included approximately $13.6 million and $5.7 million, respectively, related to software maintenance contracts, including acquired BTD maintenance agreements reflected in the 2007 backlog, which is primarily earned and recognized as income on a straight-line basis during the remaining terms of these agreements.
Management expects that approximately 34% of the current total backlog will be recognized as revenue in the first quarter of 2008.
First Quarter 2008 Outlook
“Regarding our first quarter 2008 outlook, in what is a typically slow quarter and as our restructuring continues, we expect revenue to range from $13.5 million to $16.0 million and a loss per share to range from ($0.14) to ($0.05) on a GAAP basis,” said Ferrara. ”While major customers get closer to finalizing their growth plans, we are re-tooling Tollgrade to enhance shareholder value through our investments, growth initiatives and potential acquisitions. Perhaps what’s most important will be our ability to focus on leveraging an expanding international customer footprint with new products, services and solutions. At the same time, we are looking to achieve a higher level of effective execution throughout operations, to improve channel partner and business relationships, and to identify other existing market-based opportunities as a means to introduce new technologies to current, adjacent and new markets,” he added.
Conference Call and Webcast
A conference call to discuss earnings results for the fourth quarter of 2007 will be held on January 31, 2008 at 9:00 a.m., Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s Fourth Quarter 2007 Earnings Results Call.

The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=45344
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 300 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com
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(Financial Tables Follow)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Revenues:
Products	$12,506	$13,274	$49,491	$51,564
Services	6,246	3,310	17,069	13,830

	18,752	16,584	66,560	65,394

Cost of sales:
Products	6,623	6,001	23,501	25,277
Services	1,880	941	4,989	4,543
Amortization	1,017	567	3,058	3,419
Impairment of intangibles	2,263	—	2,263	—
Inventory write down	—	—	—	4,308

	11,783	7,509	33,811	37,547

Gross profit	6,969	9,075	32,749	27,847

Operating expenses:
Selling and marketing	2,859	2,470	10,224	10,552
General and administrative	2,737	2,046	9,857	7,981
Research and development	3,933	2,792	13,572	13,276
Severance	896	—	896	—
Restructuring expense	115	341	942	1,840
Impairment of goodwill	24,958	—	24,958	—

Total operating expenses	35,498	7,649	60,449	33,649

(Loss)/income from operations	(28,529)	1,426	(27,700)	(5,802)
Other income	615	771	2,767	2,755

(Loss)/income before income taxes	(27,914)	2,197	(24,933)	(3,047)
Provision/(benefit) for income taxes	226	614	1,220	(1,213)

Net (loss)/income	$(28,140)	$1,583	$(26,153)	$(1,834)

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,156	13,270	13,219	13,239

Net (loss)/income per common and common equivalent shares	$(2.14)	$0.12	$(1.98)	$(0.14)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$58,222	$57,378
Short-term investments	632	5,323
Accounts receivable:
Trade	14,625	15,149
Other	1,601	1,918
Inventories	13,687	8,556
Prepaid expenses	1,120	776
Receivable from officer	—	148
Deferred and refundable tax assets	503	2,939
Assets held for sale	272	1,190

Total current assets	90,662	93,377

Property and equipment, net	4,279	3,301
Intangibles and capitalized software costs, net	44,215	41,487
Goodwill	—	23,836
Other assets	333	351

Total assets	$139,489	$162,352

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,214	$1,580
Accrued warranty	1,937	2,135
Accrued expenses	3,148	2,590
Accrued salaries and wages	891	658
Accrued royalties payable	707	200
Income taxes payable	572	—
Deferred revenue	2,113	2,783

Total current liabilities	13,582	9,946

Pension obligation	908	—
Deferred tax liabilities and other taxes	1,999	2,962

Total liabilities	16,489	12,908

Total shareholders’ equity	123,000	149,444

Total liabilities and shareholders’ equity	$139,489	$162,352

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TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	December 31,	December 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(26,153)	$(1,834)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,755	5,499
Impairment of goodwill and intangible assets	27,221	—
Valuation allowance	9,512	—
Stock-based compensation expense	815	517
Deferred income taxes, net	(8,128)	(441)
Excess tax benefits from stock-based compensation	(10)	(94)
Restructuring charges	473	5,309
Provisions for losses on inventories	402	(90)
Provision for allowance for doubtful accounts	86	86
Changes in assets and liabilities:	—	—
Accounts receivable-trade	4,197	(3,952)
Accounts receivable-other	562	(512)
Inventories	(4,106)	(1,727)
Refundable income taxes	—	(231)
Prepaid expenses and other assets	(150)	565
Accounts payable	1,959	(318)
Accrued warranty	(198)	(85)
Accrued expenses and other liabilities	(1,902)	40
Accrued royalties payable	500	(381)
Income taxes payable	557	(678)

Net cash provided by operating activities	10,392	1,673

Cash flows from investing activities:
Purchase of investments	(12,194)	(9,646)
Redemption/maturity of investments	16,885	22,333
Capital expenditures, including capitalized software	(2,324)	(1,247)
Investments in other assets	—	(155)
Purchase of Emerson Test Division	—	(5,501)
Purchase of Broadband Test Division of Teradyne	(11,855)	—
Proceeds from sale of assets held for sale	892	—

Net cash (used in)provided by investing activities	(8,596)	5,784

Cash flows from financing activities:
Repurchase of treasury shares	(1,109)	—
Proceeds from exercise of stock options	88	406
Excess tax benefits from share-based compensation	10	94

Net cash (used in) provided by financing activities	(1,011)	500

Net increase in cash and cash equivalents	785	7,957
Effect of exchange rate changes on cash and cash equivalents	59	—
Cash and cash equivalents at beginning of year	57,378	49,421

Cash and cash equivalents at end of year	$58,222	$57,378

Explanation of Non-GAAP Measures
The Company provides non-GAAP gross profit, operating expense, operating income/(loss), net income/(loss) and diluted earnings per share as supplemental information to explain the Company’s operating performance. The Company evaluates its historical and prospective financial performance considering these non-GAAP factors, in order to better understand its own results as well as to measure itself against its peers. The Company further believes that providing this information as a supplement to the GAAP presentation permits its investors to obtain a better understanding of the Company’s core operating performance through enhanced transparency.
The non-GAAP adjustments described in this release have been excluded by the Company from its non-GAAP measures. These non-GAAP adjustments, and the basis for excluding them, are described below:
•	Impairment of goodwill and other long-lived assets: The Company incurs costs which are included in its GAAP presentation of cost of goods sold and operating expenses related to the impairment of goodwill and other long-lived assets in accordance with SFAS 142 and 144, respectively. Such asset impairments are the result of lowered financial performance for the business or product which utilizes the effected assets. These impairments are non-cash and by their nature non-recurring and generally unpredictable. We believe eliminating such cost from GAAP gross profit, operating expense, operating income/(loss), net income/(loss) and diluted EPS will assist investors in evaluating our current performance against historical results.

•	Valuation allowances for income taxes: The Company reports its income tax expense in accordance with SFAS 109. SFAS 109 requires that the tax provision reflect adjustments to reduce any recognized net deferred tax assets to their net realizable if it is determined that it is more likely than not that such assets will not be realized. These adjustments, referred to as a valuation allowance, are non-cash and by their nature generally non-recurring and unpredictable. The Company’s non-GAAP measures eliminate the effect of such valuation allowance, in the year recorded, on GAAP net income/ (loss) and diluted EPS. The Company believes eliminating the effect of such valuation allowance adjustments from the measures will assist investors in understanding and evaluating our current performance against historical results.

•	Severance costs: From time to time, the Company incurs severance costs related to the separation of certain employees from the Company. These charges are non-recurring costs and are generally unpredictable. We believe eliminating such costs from operating expense, operating income/(loss), net income/(loss) and diluted earnings per share will assist our investors in evaluating our current performance against historical results.

•	Restructuring expense: We have excluded the effect of restructuring programs from our GAAP gross profit, operating expense, operating income, net income and diluted EPS. The restructuring program included charges primarily associated with write-down of inventory, employee severance and refinement of estimates related to relocation and lease termination costs. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense. We have excluded the effect of employee stock-based compensation expense on GAAP operating expenses, operating income, net income and diluted EPS. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.
Reconciliation to GAAP- Quarter Ended December 31, 2007 (Unaudited)

				Operating	Net
	Gross	Gross	Operating	(Loss)/	(Loss)/	Diluted
(In thousands, except per share amount)	Profit	Profit %	Expenses	Income	Income	EPS

GAAP Reported Results	$6,969	37.2%	$35,498	$(28,529)	$(28,140)	$(2.14)
Impairment of intangibles	2,263	12.1%	—	2,263	1,509	0.11
Restructuring expense	—	—	(115)	115	77	0.01
Severance expense	—	—	(896)	896	598	0.05
Stock-based compensation expense	—	—	14	(14)	(9)	—
Impairment of goodwill	—	—	(24,958)	24,958	16,647	1.27
Valuation allowance	—	—	—	—	9,512	0.72

Non-GAAP Results, Excluding special items	$9,232	49.3%	$9,543	$(311)	$194	$0.02

Reconciliation to GAAP- Twelve Months Ended December 31, 2007 (Unaudited)

				Operating	Net
	Gross	Gross	Operating	(Loss)/	(Loss)/	Diluted
(In thousands, except per share amount)	Profit	Profit %	Expenses	Income	Income	EPS

GAAP Reported Results	$32,749	49.2%	$60,449	$(27,700)	$(26,153)	$(1.98)
Impairment of intangible	2,263	3.4%	—	2,263	1,509	0.11
Restructuring expense	—	—	(942)	942	628	0.04
Severance expense	—	—	(896)	896	598	0.05
Stock-based compensation expense	—	—	(815)	815	544	0.04
Impairment of goodwill	—	—	(24,958)	24,958	16,647	1.27
Valuation allowance	—	—	—	—	9,512	0.72

Non-GAAP Results, Excluding special items	$35,012	52.6%	$32,838	$2,174	$3,285	$0.25

Reconciliation to GAAP- Quarter Ended December 31, 2006 (Unaudited)

				Operating	Net
	Gross	Gross	Operating	(Loss)/	(Loss)/	Diluted
(In thousands, except per share amount)	Profit	Profit %	Expenses	Income	Income	EPS

GAAP Reported Results	$9,075	54.7%	$7,649	$1,426	$1,583	$0.12
Restructuring expense	—	—	(341)	341	246	0.02
Stock-based compensation expense	—	—	(139)	139	100	0.01

Non-GAAP Results, Excluding special items	$9,075	54.7%	$7,169	$1,906	$1,929	$0.15

Reconciliation to GAAP- Twelve Months Ended December 31, 2006 (Unaudited)

				Operating	Net
	Gross	Gross	Operating	(Loss)/	(Loss)/	Diluted
(In thousands, except per share amount)	Profit	Profit %	Expenses	Income	Income	EPS

GAAP Reported Results	$27,847	42.6%	$33,649	$(5,802)	$(1,834)	$(0.14)
Inventory write-down	4,308	6.6%	—	4,308	2,593	0.20
Restructuring expense	—	—	(1,840)	1,840	1,108	0.08
Stock-based compensation expense	—	—	(517)	517	311	0.02

Non-GAAP Results, Excluding special items	$32,155	49.2%	$31,292	$863	$2,178	$0.16

Forward Looking Statements
The foregoing release and other statements by the Company contain “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the first quarter of 2008, its restructuring initiatives aimed at increasing efficiency and reducing costs, its ability to align its products more closely with its customers’ focus on new network and service platform development, its ability to complete potential acquisitions in a manner that will result in positive financial results for the company, expected share value growth, a challenging market for selling LoopCare features to the RBOCs and competitive carriers, and the Company’s ability to leverage its international customer base with new products and services and improve channel and partner relationships, as well as identify other adjacent or new markets for its existing or new products and technologies. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) we may not be successful in achieving our planned cost reductions, and even if we are successful in doing so, we may not be able to reduce expenditures quickly enough to see a positive effect on our profitability and may have to undertake further restructuring initiatives; (b) the extent of the actual severance or accounting charges resulting from these cost reductions may exceed what we have estimated; (c) our cost-cutting initiatives may impair our ability to effectively develop and market products and remain competitive; (d) our restructuring initiatives could have long-term effects on our business by reducing our pool of talent, decreasing or slowing improvements in our products, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if and when the demand for our products increases and limiting our ability to hire and retain key personnel; (e) inability to complete sales, or possible delays in deployment, of existing or new products into international markets and the difficulty of obtaining favorable commercial terms for product sales, lack of market acceptance, political instability or other unforeseen obstacles or delays; (f) inability to complete or possible delays in completing certain research and development efforts required for several new complex products, including without limitation our DigiTest ICE™ product and our “Smart Grid” products currently under development, and any failure of our customers to adopt new products in the volumes and within the timeframes anticipated; (g) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers, including, without limitation, sales of LoopCare to our RBOC and competitive carrier customers; (h) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies, including the ability to identify and enter new and adjacent markets with our existing and new product technologies; (i) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (j) lower than expected demand for our cable testing products and pricing pressures on those products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (k) lower than expected demand for our telecom testing products in the competitive local exchange carrier market; (l) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (m) the ability to manage the risks associated with and to grow our business; (n) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; (o) our ability to complete future acquisitions with positive financial results and to efficiently integrate acquired businesses and achieve expected synergies, in particular, the acquisition of the Broadband Testing Division of Teradyne, Inc., and management distraction from other important strategic initiatives which may be caused by such efforts; (p) delays in the rate of acceptance of our new product initiatives, including without limitation our DigiTest ICE™ product and our “Smart Grid” products currently under development, in the markets into which they will be sold, caused by extended testing or acceptance periods, requests for custom or modified engineering of such products, and customer budget cycles, and (q) our ability to realize expected savings and other positive business impacts from certain restructuring and strategic initiatives and the impact of the actual severance or accounting charges resulting from these restructuring efforts; and (r) our ability to develop or extend new or existing products into new and adjacent markets, among other factors. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2006 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™LoopCare is a trademark of Tollgrade Communications, Inc.
™N(x)Test is a trademark of Tollgrade Communications, Inc.
™ LDUis a trademark of Tollgrade Communications, Inc.
™ ICE is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.